Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and the related Prospectus of The Williams Companies, Inc. for the registration of debt securities, preferred stock, common stock, purchase contracts, warrants and units and to the incorporation by reference therein of our report dated February 23, 2009, except as it relates to the matter discussed in the first paragraph of Basis of Presentation set forth in Note 1, as to which the date is May 28, 2009, with respect to the consolidated financial statements and schedule of The Williams Companies, Inc., included in its Current Report (Form 8-K), filed with the Securities and Exchange Commission on May 28, 2009, and our report dated February 23, 2009 with respect to the effectiveness of internal control over financial reporting of The Williams Companies, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
May 21, 2009